Spartech Announces Third Quarter Results

ST. LOUIS, MO -- (Marketwire - September 09, 2009) - Spartech Corporation (NYSE: SEH), a leading producer of plastic sheet, compounds, and packaging products, announced today operating results for its 2009 third quarter. Overall, volumes have started to stabilize, the benefits from our improvement initiatives have more than offset the lower demand level, cash flows are solid, and we have made further progress on plant consolidations and portfolio restructurings.

Third Quarter 2009 Financial Highlights

  Net sales were $241.7 million, down 30% from the prior year third quarter, reflecting weak end-market demand. Sales volumes have been at relatively stable levels for the past six months.

  Operating earnings excluding restructuring and exit costs increased to $14.1 million from $11.5 million in the third quarter of 2008. Gross margin per pound sold increased to 15.6 cents from 11.6 cents for the quarter reflecting improved operating performance at our Custom Sheet and Packaging Technologies segments. Both comparisons include the benefit of temporary compensation reductions and exclude the results of discontinued operations related to the closure of our Marine business and the shutdown of our toll compounding business in Arlington, Texas.

  Diluted earnings per share from continuing operations excluding restructuring and exit costs were $0.18 compared to $0.16 in the prior year third quarter.

  Cash flow from operations of $26.9 million funded debt pay down of $26.5 million in the quarter. In the last four quarters, the Company has generated $81.8 million of free cash flow and paid down $76.7 million of debt.

  Spartech continues to execute on its strategy which includes company-wide improvement initiatives and portfolio restructurings. During the quarter, the Company completed the consolidation of its Atlanta, Georgia sheet plant, and the shutdown of its Arlington, Texas compound operation and Marine business. Today we are announcing the consolidation of our Lockport, New York compounding operation into existing facilities and the pending sale of our Profile Extrusion business in Canada.

Note: Please see reconciliation tables and the narrative below for adjustments to GAAP and discussion of items affecting results.

Consolidated Results

Net sales for the third quarter of 2009 were $241.7 million compared to $347.5 million in the third quarter of 2008 representing a decrease of 30%. This change was caused by a decline in underlying sales volume (25% decline), and a decrease from price/mix changes (5% decrease). The underlying volume decline related to lower demand across a broad group of end markets including automotive, recreation and leisure, and residential construction. The price/mix decline was primarily due to lower raw material costs which were passed through to customers as lower selling prices.

The reported operating earnings for the third quarter of 2009 were $13.0 million compared to $10.6 million in the prior year third quarter. Operating earnings excluding restructuring and exit costs were $14.1 million for the third quarter of 2009 compared to $11.5 million in the prior year third quarter, benefiting from our improvement initiatives (including approximately $2.0 million from temporary compensation and benefit reductions) which more than offset the decline in sales volume. Gross margin per pound sold was 15.6 cents in the third quarter of 2009 compared to 11.6 cents in the third quarter of 2008, reflecting the benefits from our cost reduction activities focused on building a low cost-to-serve model and short-term spending controls. Selling, general and administrative expenses were reduced to $19.6 million for the third quarter of 2009 from $21.7 million in the prior year quarter, benefiting from both structural cost reductions and short-term spending controls. Interest expense decreased to $3.8 million in our third quarter of 2009 compared to $5.2 million in 2008 due to lower average debt levels resulting from the debt pay down during the last four quarters. Our effective tax rate of 49% for the quarter was impacted by operating losses from non-U.S. operations for which we have not recorded a tax benefit and non-deductible items, resulting in a higher effective tax rate than our historical rate of 37-39% for the Company.

Cash flows from operations in the third quarter of 2009 were $26.9 million compared to $34.1 million in the prior year third quarter. Continued solid cash flows resulted in debt pay down of $26.5 million in the quarter and borrowing availability at the end of the third quarter of $73.8 million. Free cash flow totaled $25.3 million (cash flow from operations of $26.9 million less capital expenditures of $1.6 million) in the third quarter of 2009. We have generated $81.8 million of free cash flow (cash flow from operations of $92.0 million less capital expenditures of $10.2 million) in our last four quarters and paid down $76.7 million of debt resulting in total debt of $239.2 million at the end of the third quarter of 2009.

Strategic and Operational Overview

Our results in the third quarter of 2009 reflect the results of executing structural cost reductions and other earnings improvement initiatives with $80 million of anticipated annualized benefits implemented over the last year. The improvement initiatives are directed at reducing our current cost structure and enhancing profitability while also leveraging the Company's cost footprint for future market recovery and growth. In addition, earlier in the year we implemented several, shorter term compensation and benefit reductions and cost containment initiatives. Based on the progress of our improvement initiatives, we expect the compensation and benefit reductions will be restored at the end of the year and the impact replaced with further structural reductions initiated during the year.

Spartech's President and Chief Executive Officer, Myles S. Odaniell, stated, "We continue to make excellent progress executing our improvement program at Spartech which has allowed us to enhance our organizational capabilities, substantially reduce our cost structure, improve our operating margins and de-lever our balance sheet concurrent with making investments for future growth. With the execution of our improvement initiatives, we are now focused on generating growth through technology and providing innovative solutions and leveraging our lower cost structure to generate higher incremental earnings when demand improves. We are confident the discipline and commitment of our employees that has delivered improved results during the economic downturn will serve us well as we transition to growth and further earnings improvement activities."

Segment Results

The results of our three segments are discussed below and presented in the table at the end of this release to reconcile amounts excluding restructuring and exit costs to comparable GAAP measures.

Custom Sheet & Rollstock -- Net sales of $122.3 million in the third quarter of 2009 reflected a decrease of 24%, a 12% decrease in volume and 12% decrease from price/mix changes compared to the prior year third quarter. The volume decline was primarily due to lower demand in the residential construction, automotive, and recreational vehicles sectors of our end markets. Operating earnings excluding restructuring and exit costs were $10.3 million in the third quarter of 2009 compared to $7.0 million in the prior year third quarter, reflecting the benefit of improvement initiatives partially offset by lower demand.

Packaging Technologies -- Net sales of $52.7 million in the third quarter of 2009 reflected a decrease of 25%, consisting of a 6% decrease in packaging-related volume, 9% decrease from non-packaging related volume (largely related to automotive customers served by the Packaging Technologies operations), and a 10% decrease from price/mix compared to the prior year third quarter. Operating earnings excluding restructuring and exit costs were $8.1 million in the third quarter of 2009 compared to $5.1 million in the prior year third quarter, primarily reflecting benefits of our improvement initiatives.

Color & Specialty Compounds -- Net sales of $54.4 million in the third quarter of 2009 reflected a decrease of 46%, a 41% decrease in volume and 5% decrease from price/mix changes compared to the prior year third quarter. The volume decline was primarily due to lower demand in the automotive, construction, and film packaging end markets. Operating earnings excluding restructuring and exit costs were $2.8 million in the third quarter of 2009 compared to $6.3 million in the prior year third quarter, primarily reflecting the lower demand partially offset by benefits from our improvement initiatives.

Outlook

Volumes in many of the markets we serve stabilized in the third quarter, albeit at continued low levels of end-market demand. We are cautiously optimistic by this general stabilization and improved customer sentiment, but our operating plans assume the lower demand levels will continue through 2009 and that end-market demand will remain weak. The level of general economic demand and its ultimate impact on the end markets we serve are still uncertain. In addition, we continue to manage through a volatile raw material pricing environment. We continue to execute our improvement initiatives and focus on maximizing cash flows. We expect to emerge from this recessionary environment as a stronger company that is better able to leverage its cost structure and better positioned to generate profitable growth and enhanced shareholder returns.

Restructuring and Portfolio Activities

Restructuring and exit costs totaled $1.1 million in the third quarter of 2009 and $0.9 million in the prior year third quarter. These costs (primarily comprised of employee severance and facility consolidation and shutdown costs) were related to the structural reductions in labor across the organization and the consolidation of facilities. We have completed the consolidation of our sheet facility in Atlanta, Georgia and we are announcing the consolidation of our Lockport, New York compounding operation into existing facilities which we expect to complete by the end of fiscal 2009.

In the third quarter of 2009, we completed the shutdown of our toll compounding business in Arlington, Texas and our Engineered Products business which manufactured products for the marine industry in Rockledge, Florida. The loss from these discontinued operations, net of tax, for the third quarter of 2009 was $3.2 million compared to income of $0.1 million in the prior year's quarter.

Today, we entered into an agreement to sell our profiles extrusion business located in Winnipeg, Manitoba Canada to Acrylon Plastics Inc. The sale of this business, which is reported in our Engineered Products segment and has annual sales of approximately $9 million, is expected to close in October 2009 and will subsequently be reported as a discontinued operation.

Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EDT on Thursday, September 10, 2009, to discuss Spartech's third quarter 2009 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via a Web cast by logging onto www.spartech.com, or via phone by dialing 866-393-9360 and providing the Conference ID #: 27606792. International callers may dial 706-758-1626.

Spartech Corporation is a leading producer of plastic sheet, compounds, and packaging products. The Company has facilities located throughout the United States, and in Canada, Mexico, and Europe.

Safe Harbor For Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements.

Important factors which have impacted and could impact our operations and results include, but are not limited to:

(a) Further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce;
(b) our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;
(c) adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;
(d) adverse changes in the domestic automotive markets, including the bankruptcy filings by the automobile original equipment manufacturers which could have a cascading effect on our customers and adversely impact our business;
(e) our inability to achieve the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our planned improvement initiatives;
(f) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;
(g) our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs;
(h) restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments, and inability to access capital markets;
(i) possible asset impairment charges;
(j) our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, or savings to be achieved in connection with announced production plant restructurings;
(k) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;
(l) our inability to develop and launch new products successfully;
(m) possible weaknesses in internal controls; and
(n) our ability to successfully complete the implementation of a new enterprise resource planning computer system and to obtain expected benefits from our system.

We assume no responsibility to update our forward-looking statements, except as required by law.

                  SPARTECH CORPORATION AND SUBSIDIARIES
              CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
        (Unaudited and dollars in thousands, except per share data)

                           Three Months Ended         Nine Months Ended
                        ------------------------  ------------------------
                          August 1,    August 2,    August 1,    August 2,
                            2009         2008         2009         2008
                        -----------  ------------ -----------  ------------

Net sales               $   241,736  $    347,459 $   722,740  $  1,043,135

Costs and expenses:
  Cost of sales             206,861       313,041     629,403       950,421
  Selling, general and
   administrative
   expenses                  19,642        21,706      61,074        66,671
  Amortization of
   intangibles                1,098         1,249       3,427         3,889
  Restructuring and
   exit costs                 1,130           857       5,556         1,693
                        -----------  ------------ -----------  ------------

                            228,731       336,853     699,460     1,022,674
                        -----------  ------------ -----------  ------------

Operating earnings           13,005        10,606      23,280        20,461

  Interest, net of
   interest income of
   $0, $122, $22 and
   $334, respectively         3,845         5,223      12,597        15,328
                        -----------  ------------ -----------  ------------

Earnings from continuing
 operations before
 income taxes                 9,160         5,383      10,683         5,133

  Income tax expense          4,448         1,023       6,388           122
                        -----------  ------------ -----------  ------------

Net earnings from
 continuing operations        4,712         4,360       4,295         5,011
                        -----------  ------------ -----------  ------------

(Loss) / earnings of
 discontinued operations,
 net of tax                  (3,219)           50      (4,130)          274
                        -----------  ------------ -----------  ------------

Net earnings            $     1,493  $      4,410 $       165  $      5,285
                        ===========  ============ ===========  ============

Basic earnings per
 share:
  Earnings from
   continuing
   operations           $       .16  $        .14 $       .14  $        .17
  (Loss) / earnings of
   discontinued
   operations                  (.11)          .01        (.13)            -
                        -----------  ------------ -----------  ------------
Net earnings            $       .05  $        .15 $       .01  $        .17
                        ===========  ============ ===========  ============

Diluted earnings per
 share:
  Earnings from
   continuing
   operations           $       .15  $        .14 $       .14  $        .17
  (Loss) / earnings of
   discontinued
   operations                  (.10)          .01        (.13)            -
                        -----------  ------------ -----------  ------------
Net earnings            $       .05  $        .15 $       .01  $        .17
                        ===========  ============ ===========  ============

Dividends declared per
 share                  $         -  $        .05 $       .05  $        .32
                        ===========  ============ ===========  ============

                  SPARTECH CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED BALANCE SHEETS
                (Dollars in thousands, except share data)

                                                  August 1,
                                                    2009       November 1,
                                                (Unaudited)       2008
                                                ------------  ------------
                      Assets
Current assets:
  Cash and cash equivalents                     $        437  $      2,118
  Trade receivables, net of allowances of
   $3,522, and $4,550, respectively                  128,706       176,108
  Inventories                                         71,596        96,721
  Prepaid expenses and other current assets           26,867        24,665
                                                ------------  ------------
     Total current assets                            227,606       299,612

Property, plant and equipment, net of
 accumulated depreciation of $338,784 and
 $297,876, respectively                              256,303       280,202
Goodwill                                             145,498       145,498
Other intangible assets, net of accumulated
 amortization of $16,689 and $13,148,
 respectively                                         29,429        32,722
Other long-term assets                                 3,889         4,385
                                                ------------  ------------
     Total assets                               $    662,725  $    762,419
                                                ============  ============

        Liabilities and Shareholders' Equity
Current liabilities:
  Current maturities of long-term debt          $     20,071  $     20,428
  Accounts payable                                    93,163       155,594
  Accrued liabilities                                 35,395        42,676
                                                ------------  ------------
     Total current liabilities                       148,629       218,698

Long-term debt, less current maturities              219,167       254,226

Other long-term liabilities:
  Deferred taxes                                      57,413        56,516
  Other long-term liabilities                          6,649         6,189
                                                ------------  ------------
     Total liabilities                               431,858       535,629

Shareholders' equity
  Preferred stock (authorized: 4,000,000 shares,
   par value $1.00) Issued:  None                          -             -
  Common stock (authorized: 55,000,000 shares,
   par value $0.75) Issued: 33,131,846;
   Outstanding: 30,722,927 and 30,563,605 shares,
   respectively                                       24,849        24,849
  Contributed capital                                203,577       202,656
  Retained earnings                                   52,225        53,588
  Treasury stock, at cost, 2,408,919 and
   2,568,241 shares, respectively                    (54,961)      (56,389)
  Accumulated other comprehensive income               5,177         2,086
                                                ------------  ------------
     Total shareholders' equity                      230,867       226,790
                                                ------------  ------------

     Total liabilities and shareholders' equity $    662,725  $    762,419
                                                ============  ============

                  SPARTECH CORPORATION AND SUBSIDIARIES
              CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                   (Unaudited and dollars in thousands)

                                                      Nine Months Ended
                                                   August 1,    August 2,
                                                      2009         2008
                                                  -----------  -----------

Cash flows from operating activities
  Net earnings                                    $       165  $     5,285
  Adjustments to reconcile net earnings to cash
   provided by operating activities:
    Depreciation and amortization expense              33,025       35,496
    Provision for bad debt expense                      4,064        2,110
    Restructuring and exit costs                        2,677          296
    Stock-based compensation expense                    2,350        2,469
    Other, net                                          1,465         (942)
    Change in current assets and liabilities            2,387        6,062
                                                  -----------  -----------
      Net cash provided by operating activities        46,133       50,776
                                                  -----------  -----------

Cash flows from investing activities
  Capital expenditures                                 (6,722)     (13,850)
  Business acquisitions                                     -         (792)
  Proceeds from disposition of assets                     102          571
                                                  -----------  -----------
      Net cash used for investing activities           (6,620)     (14,071)
                                                  -----------  -----------

Cash flows from financing activities
  Payments on bank credit facility, net               (18,000)     (19,352)
  Payments on notes and bank term loan                (18,936)           -
  (Payments) / borrowings on bonds and leases,
   net                                                   (887)         990
  Debt issuance costs                                    (191)           -
  Cash dividends on common stock                       (3,057)     (12,397)
  Issuance of common stock                                  -        2,812
  Stock options exercised                                   -           16
  Treasury stock acquired                                   -       (9,667)
                                                  -----------  -----------
      Net cash used for financing activities          (41,071)     (37,598)
                                                  -----------  -----------

Effect of exchange rate changes on cash and cash
 equivalents                                             (123)           4

Decrease in cash and cash equivalents                  (1,681)        (889)
Cash and cash equivalents at beginning of year          2,118        3,409

                                                  -----------  -----------
Cash and cash equivalents at end of period        $       437  $     2,520
                                                  ===========  ===========

                    SPARTECH CORPORATION AND SUBSIDIARIES
            (Unaudited and dollars in thousands, except share data)

Within this press release we have included operating earnings and net earnings per dilutive share excluding restructuring and exit costs and free cash flow which are non-GAAP measurements. We have also excluded the operations of our discontinued marine business and our Arlington, Texas compounding operation throughout this press release and in the presentation below. We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our planned operating results. We believe these measurements are useful to investors because they help them compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The free cash flow is reconciled within the narrative of the release. The following reconciles GAAP to non-GAAP measures:

                                    Three Months Ended  Nine Months Ended
                                    ------------------- -------------------
                                    August 1, August 2, August 1, August 2,
                                      2009      2008      2009      2008
                                    --------- --------- --------- ---------

Operating earnings (GAAP)           $  13,005 $  10,606 $  23,280 $  20,461

  Restructuring and exit costs          1,130       857     5,556     1,693
                                    --------- --------- --------- ---------

Operating earnings excluding
 restructuring and exit costs
 (non-GAAP)                         $  14,135 $  11,463 $  28,836 $  22,154
                                    ========= ========= ========= =========

Net earnings from continuing
 operations (GAAP)                  $   4,712 $   4,360 $   4,295 $   5,011

  Restructuring and exit costs, net
   of tax                                 719       546     3,620     1,142
                                    --------- --------- --------- ---------

Net earnings from continuing
 operations excluding restructuring
 and exit costs (non-GAAP)          $   5,431 $   4,906 $   7,915 $   6,153
                                    ========= ========= ========= =========

Net earnings from continuing
 operations per diluted share
 (GAAP)                             $     .15 $     .14 $     .14 $     .17

  Restructuring and exit costs, net
   of tax                                 .03       .02       .12       .03
                                    --------- --------- --------- ---------

Net earnings from continuing
 operations per diluted share
 excluding restructuring and exit
 costs (non-GAAP)                   $     .18 $     .16 $     .26 $     .20
                                    ========= ========= ========= =========

                    Three Months Ended            Three Months Ended
                      August 1, 2009                August 2, 2008
              -----------------------------  -----------------------------
                                  Operating                      Operating
                                   Earnings                       Earnings
                                   Excluding                     Excluding
                                 Restructuring                Restructuring
                      Restructuring  and            Restructuring    and
             Operating    and        Exit    Operating    and        Exit
              Earnings    Exit       Costs   Earnings     Exit      Costs
               (GAAP)     Costs   (non-GAAP) (GAAP)      Costs   (non-GAAP)
              --------  --------- ---------  --------  --------- ---------

Custom Sheet
 & Rollstock  $  9,335  $     950 $  10,285  $  6,751  $     228 $   6,979
Packaging
 Technologies    8,048         56     8,104     4,505        558     5,063
Color &
 Specialty
 Compounds       2,706        124     2,830     6,212         71     6,283
Engineered
 Products        2,638          -     2,638     2,327          -     2,327
Corporate       (9,722)         -    (9,722)   (9,189)         -    (9,189)
              --------  --------- ---------  --------  --------- ---------
  Total       $ 13,005  $   1,130 $  14,135  $ 10,606  $     857 $  11,463
              ========  ========= =========  ========  ========= =========

Company Contacts:

Myles S. Odaniell
President and Chief Executive Officer
(314) 721-4242

Randy C. Martin
Executive VP and Chief Financial Officer
(314) 721-4242